Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for the Fourth Quarter and Fiscal Year 2008 and Announces Withdrawal of TARP Application

Dunkirk, NY – February 13, 2009 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $871,000, or $0.15 per diluted share, for the quarter ended December 31, 2008, which represents a 29.0% increase compared to net income of $675,000, or $0.10 per diluted share, for the quarter ended December 31, 2007.

“We are very pleased with earnings in the fourth quarter, but we are cautious about the future. We experienced record loan and deposit growth in 2008 by continuing to increase our market share in Erie County. The opening of the Kenmore-Tonawanda office on Delaware Avenue in December 2008 was a great success with deposits reaching over $11.0 million”, stated David C. Mancuso, President and Chief Executive Officer. “In general, community banks saw deposits increase as the economic conditions started to impact the larger, mega-banks. As we look to 2009, we continue to be concerned about the current economic conditions. If mortgage rates continue to drop, we will see increased pressure on net interest income. While lower mortgage rates are a benefit to the consumer, the lower rates will cause pressure on bank earnings in 2009. In 2009, our goal will be to increase loan growth by providing residential mortgage and small business loans in the market areas that we serve.”

The Company also announced that its board of directors approved the withdrawal of the Company’s application for the Treasury Department’s Capital Purchase Program (CPP), which is part of the broader Troubled Asset Relief Program (TARP). Mr. Mancuso stated that “this decision was made based on the Company’s strong capital position and its ability to continue making loans in its market areas. Furthermore, the initial inclination of the Board and senior management was to apply for the funds by the November 2008 deadline in anticipation of reviewing the Treasury Department’s term sheet for mutual holding companies, prior to officially making a decision on whether or not to accept the funds. The term sheet for mutual holding companies has yet to be finalized by the Treasury Department, and after careful consideration, it was decided that the additional funds were not needed due to the bank’s current capital position.”

Fourth Quarter 2008 Results Compared to Same Period in 2007

Net interest income was $3.2 million and $2.6 million for the quarter ended December 31, 2008 and December 31, 2007, respectively. Net interest spread and net interest margin were 3.09% and 3.49%, respectively, for the quarter ended December 31, 2008 compared to 2.56% and 3.08%, respectively, for the quarter ended December 31, 2007. Loan interest income increased $338,000 to $4.0 million for the quarter ended December 31, 2008 compared to the same period in 2007. Loan interest income was positively impacted by a $20.0 million, or 9.2%, increase in the average balance of loans receivable, net from $217.6 million as of December 31, 2007 to $237.6 million as of December 31, 2008. During the fourth quarter of 2008, the fair value of our interest rate floor product increased $340,000 compared to an increase of $224,000 in the fourth quarter of 2007. The increase in fair value was recorded in loan interest income. In addition, $100,000 in interest income was received on the interest rate floor product during the quarter ended December 31, 2008, a 100% increase over the quarter ended December 31, 2007, as the prime rate was below the contractual rate in the floor agreement during the 2008 quarter which triggered payment. Interest expense on deposits decreased by $100,000, or 5.9%, for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007, primarily due to lower interest rates being offered on deposit products during the 2008 period which was partially offset by a 21.8% increase in deposit balances since December 31, 2007. Interest expense on short-term borrowings and long-term debt decreased by $131,000, or 20.0%, for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007, primarily due to a $4.5 million decrease in borrowings since December 31, 2007 and a 0.64% decrease in the weighted average interest rate paid on borrowings.

Provision for loan losses during the quarter ended December 31, 2008 was $91,000 compared to $60,000 for the quarter ended December 31, 2007. The increase in the provision for loan losses was primarily due to an increase in non-performing loans, offset by a reduction in provision amounts for our residential loan portfolio. Specifically, four commercial loans to one borrower were considered to be “impaired” as of December 31, 2008. These loans, with a collective balance of $2.6 million, were made to support operations and building acquisition for a start-up franchise restaurant business. The loans were more than 60 days past due and on non-accrual status as of December 31, 2008. As of December 31, 2008, the Company was working with the borrower to restructure the loans. During the 2008 quarter an adjustment to the provision for loan losses on the Company’s residential mortgage loan portfolio was made. It was determined that an adjustment to lower the provision was necessary on this portion of the loan portfolio based on collateral values for the residential mortgage loans, the Company’s historical losses and the market value of homes in Western New York, where the majority of our residential mortgages are located. At December 31, 2008 our non-performing loans made up 0.69% of our total loan portfolio, which was a decrease compared to 0.75% as of December 31, 2007. At December 31, 2008 and 2007, our allowance for loan losses equaled 89.4% and 74.6% of non-performing loans, respectively. We are continuing to monitor our loan portfolio, and given current economic conditions we will modify the provision as necessary in subsequent quarters.

Non-interest income was $410,000 for the quarter ended December 31, 2008 compared to $510,000 for the same period in 2007. During the quarter ended December 31, 2008, the Company recorded a $202,000 non-cash, pre-tax, other-than-temporary impairment charge on one non-agency asset backed security. Excluding the $202,000 impairment charge, the Company’s non-interest income for the quarter would have been $612,000, which represents a 20% increase over the same period in 2007. This increase was primarily due to a new fee based service implemented in February 2008.

Non-interest expense increased $200,000, or 9.1%, to $2.4 million for the quarter ended December 31, 2008 compared to $2.2 million for the quarter ended December 31,

2007. In the fourth quarter of 2008, the Company executed an agreement with First Niagara Financial Group to purchase the former Greater Buffalo Savings Bank branch office located on Delaware Avenue in Kenmore, New York. The Company opened their ninth branch office at this location on December 1, 2008. Advertising expenses increased $74,000, or 137.0%, for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007 due to increased advertising and marketing of the new branch location. Occupancy and equipment increased by $40,000, or 13.0%, in the fourth quarter of 2008 compared to the same period of 2007 primarily due to the addition of the new branch location. Data processing costs increased $28,000, or 24.4%, in the fourth quarter of 2008 compared to the same period of 2007 due to an increase in the number of transactions and increased costs for ATM and debit card transactions, including the implementation of a Business Debit Card for our commercial customers in the fourth quarter of 2008. FDIC insurance premiums increased by $26,000 to $33,000 for the quarter ended December 31, 2008 compared to $7,000 for the quarter ended December 31, 2007, as the Company had fully utilized the $174,000 one-time assessment credit granted by the FDIC and applied against Company premiums since June 2007. Salaries and employee benefits increased $17,000, or 1.4%, for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007 due to the opening of the new branch location.

Fiscal Year 2008 Results Compared to Same Period of 2007

The Company recorded net income of $1.5 million for the year ended December 31, 2008, a decrease of 19.1%, compared to net income of $1.8 million for the year ended December 31, 2007. The decrease in net income was primarily attributed to a non-cash, pre-tax, impairment of $1.9 million ($1.2 million net of tax) related to write-downs of the Company’s investments in four non-agency asset-backed securities during 2008. Excluding the $1.9 million impairment charge, the Company would have recorded net income of $2.7 million for the year ended December 31, 2008, which would have been an increase of $839,000, or 46.2%, over the year ended December 31, 2007. When excluding the impairment charge, earnings per diluted share would have been $0.44 for the year ended December 31, 2008 compared to earnings per diluted share of $0.29 for the year ended December 31, 2007.

Net interest income increased by $1.7 million, or 18.1%, to $11.2 million for the year ended December 31, 2008 from $9.5 million for the year ended December 31, 2007. Net interest spread and net interest margin were 2.75% and 3.19%, respectively, for the year ended December 31, 2008 compared to 2.42% and 2.92%, respectively, for the year ended December 31, 2007. Loan interest income grew by $1.1 million, or 7.9%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. Loan interest income was positively impacted by a $17.8 million, or 8.4%, increase in the average balance of loans receivable, net from $210.6 million as of December 31, 2007 to $228.4 million as of December 31, 2008. During 2008, the fair value of our interest rate floor product increased $506,000 compared to an increase of $299,000 in 2007. In addition, $306,000 in interest income was received on the interest rate floor product during the year ended December 31, 2008 compared to no interest income during the year ended December 31, 2007, as the prime rate was below the contractual rate in the floor agreement in 2008 which triggered payments. Interest expense on deposits decreased by $457,000, or 6.6%, for the year ended

December 31, 2008 compared to the year ended December 31, 2007, primarily due to lower interest rates being offered on deposit products during 2008 which was partially offset by a 21.8% increase in deposit balances since December 31, 2007. Interest expense on short-term borrowings and long-term debt increased by $103,000, or 4.9%, for the year ended December 31, 2008 compared to the year ended December 31, 2007, primarily due to a $8.4 million increase in average borrowings since December 31, 2007 which was partially offset by a 0.49% decrease in the weighted average interest rate paid on borrowings.

Provision for loan losses increased by $286,000 to $391,000 for the year ended December 31, 2008 from $105,000 for the year ended December 31, 2007. Management deemed the increase was necessary due to an increase in our loan portfolio during 2008 and an increase in non-performing loans, offset by a reduction in the provision for loan losses on the Company’s residential mortgage loan portfolio, given the strength of the collateral values for the residential property in Western New York and historical losses on this portfolio.

Non-interest income was $600,000 and $2.0 million, respectively, for the years ended December 31, 2008 and 2007. The decrease was mainly due to the pre-tax $1.9 million other-than-temporary impairment charge recorded in 2008 on certain non-agency asset-backed securities. Excluding the $1.9 million impairment charge, the Company would have recorded non-interest income for the year ended December 31, 2008 of $2.5 million, an increase of $532,000, or 26.6%, over the year ended December 31, 2007. This increase was mainly due to a $526,000 increase in service fees in 2008.

Non-interest expense increased by $483,000, or 5.3%, to $9.6 million for the year ended December 31, 2008 compared to $9.1 million for the year ended December 31, 2007. Advertising expense increased by $174,000, or 76.3%, primarily due to increased television, print and sponsorship advertising in our Erie County market area and due to expenses incurred to advertise the opening of our new branch office in Kenmore, New York during December 2008. Occupancy and equipment increased by $94,000, or 7.3%, for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to the acquisition of a new branch office and the interior remodeling of the main branch office during 2008. Data processing expenses increased by $74,000, or 15.2%, to $560,000 for the year ended December 31, 2008 due to increased costs for ATM and debit card transactions, including the implementation of a Business Debit Card for our commercial customers. Salaries and employee benefits expenses increased by $51,000, or 1.0%, for the year ended December 31, 2008 compared to 2007 due to annual salary increases and the addition of two lending officers, offset by decreases in salary and benefit costs due to the retirement of an executive officer and a director in 2008. Expenses related to FDIC insurance increased by $28,000 for year ended December 31, 2008 compared to 2007 as the Company had fully utilized the $174,000 one-time assessment credit granted by the FDIC and applied against Company premiums since June 2007. Training and travel expenses also increased by $21,000 for year ended December 31, 2008 compared to 2007 due to the increase in the Company’s reimbursable mileage rate and the volume of business travel by the Company’s lending officers.

Total assets were $407.8 million at December 31, 2008 compared to $357.8 million at December 31, 2007. The increase in total assets was primarily due to a $21.8 million increase in loans, net, a $6.9 million increase in securities available for sale and an $18.9 million increase in cash and cash equivalents. The increase in cash and cash equivalents is primarily due the receipt of approximately $11.0 million of deposited funds at the new branch office opened in December 2008 that had not yet been deployed in lending or investment activities as of December 31, 2008. Asset growth was funded by a $52.4 million increase in deposits during the year ended December 31, 2008.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating nine full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	December 31, 2008	December 31, 2007
	(Unaudited)
	(In Thousands)
Total assets	$407,833	$357,801
Cash and cash equivalents	29,038	10,091
Securities available for sale	112,863	105,922
Loans receivable, net	240,463	218,711
Deposits	293,248	240,828
Short-term borrowings	5,500	18,505
Long-term debt	46,460	37,940
Equity	54,228	53,465

STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)
Total Interest Income	$5,306	$4,921	$19,983	$18,622
Total Interest Expense	2,137	2,367	8,778	9,133

Net Interest Income	3,169	2,554	11,205	9,489

Provision for Loan Losses	91	60	391	105

Net interest income after provision for loan losses	3,078	2,494	10,814	9,384
Non-interest income	410	510	600	2,002
Non-interest expense	2,394	2,193	9602	9,118

Income before income taxes	1,094	811	1,812	2,268
Income tax	223	136	342	451

Net income	$871	$675	$1,470	$1,817

Basic earnings per common share	$0.15	$0.10	$0.24	$0.29
Diluted earnings per common share	$0.15	$0.10	$0.24	$0.29
Dividends declared per share	$0.05	$0.04	$0.19	$0.13

SELECTED FINANCIAL RATIOS:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Return on average assets	0.89%	0.76%	0.39%	0.52%
Return on average equity	6.67%	5.03%	2.76%	3.39%
Average interest-earning assets to average interest-bearing liabilities	116.69%	118.05%	117.53%	117.94%
Interest rate spread	3.09%	2.56%	2.75%	2.42%
Net interest margin	3.49%	3.08%	3.19%	2.92%

ASSET QUALITY RATIOS:

	Year Ended December 31,
	2008	2007
Non-performing loans as a percent of total net loans	0.69%	0.75%
Non-performing assets as a percent of total assets	0.42%	0.48%
Allowance for loan losses as a percent of total net loans	0.61%	0.56%
Allowance for loan losses as a percent of non-performing loans	89.40%	74.57%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070